EXHIBIT 99.2

LOUISIANA GENERATING LLC

FINANCIAL STATEMENTS

At December 31, 2003, December 6, 2003 and

December 31, 2002, and for the Period from
December 6, 2003 to December 31, 2003, the Period
from January 1, 2003 to December 5, 2003 and for
the Years Ended December 31, 2002 and 2001

LOUISIANA GENERATING LLC

INDEX

Page(s)
Reports of Independent Auditors	2–3
Financial Statements
Balance Sheets at December 31, 2003, December 6, 2003 and December 31, 2002	4
Statements of Operations for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	5
Statements of Member’s Equity for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	6
Statements of Cash Flows for the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001	7
Notes to Financial Statements	8–33
Reports of Independent Auditors on Financial Statement Schedule	34–35
Financial Statement Schedule	36

REPORT OF INDEPENDENT AUDITORS

To the Member of

Louisiana Generating LLC

      In our opinion, the accompanying balance sheet and the related statements of operations, of member’s equity and of cash flows present fairly, in all material respects, the financial position of Louisiana Generating LLC (“Predecessor Company”) at December 31, 2002, and the results of its operations and its cash flows for the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

      As discussed in Note 20 to the financial statements, the Company has restated its previously issued financial statements for the years ended December 31, 2002 and 2001 to reflect an income tax provision (benefit) and deferred taxes.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

To the Member of

Louisiana Generating LLC

      In our opinion, the accompanying balance sheets and the related statements of operations, of member’s equity and of cash flows present fairly, in all material respects, the financial position of Louisiana Generating LLC (“Reorganized Company”) at December 31, 2003 and December 6, 2003, and the results of its operations and its cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries including the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The Company emerged from bankruptcy on December 23, 2003, pursuant to a separate plan of reorganization referred to as the Northeast/ South Central Plan of Reorganization. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

LOUISIANA GENERATING LLC

BALANCE SHEETS

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

			(As Restated)

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$4,612	$11,141	$—
Restricted cash	99	133,793	109,336
Accounts receivable	37,039	37,712	46,089
Accounts receivable — affiliates	3,812	6,669	—
Note receivable	584	1,500	3,000
Inventory	34,077	39,402	63,394
Current deferred income taxes	—	—	85
Prepayments and other current assets	6,588	8,001	2,927

Total current assets	86,811	238,218	224,831
Property, plant and equipment, net of accumulated depreciation of $2,452, $0 and $75,357, respectively	863,096	865,219	964,220
Intangible assets, net of accumulated amortization of $787, $0 and $123, respectively	120,854	121,641	1,662
Debt issuance costs, net of accumulated amortization of $0, $0 and $1,179, respectively	—	—	9,540
Decommissioning fund investments	4,809	4,809	4,617
Other assets	685	663	612

Total assets	$1,076,255	$1,230,550	$1,205,482

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of long-term debt payable to affiliate	$—	$750,750	$750,750
Accounts payable	10,430	14,543	13,560
Accounts payable — affiliates	—	—	59,558
Accrued interest — affiliates	—	15,296	55,413
Other current liabilities	18,433	32,649	11,355

Total current liabilities	28,863	813,238	890,636
Burdensome contracts	387,524	390,510	—
Deferred income taxes	—	—	37,896
Other long-term obligations	9,789	9,619	6,238

Total liabilities	426,176	1,213,367	934,770

Commitments and contingencies
Member’s equity	650,079	17,183	270,712

Total liabilities and member’s equity	$1,076,255	$1,230,550	$1,205,482

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF OPERATIONS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Revenues	$27,886	$355,984	$399,458	$401,935
Operating costs	19,351	254,124	281,190	273,245
Depreciation and amortization	2,452	28,916	29,671	27,211
General and administrative expenses	1,868	8,997	5,284	6,601
Reorganization items	104	20,241	—	—
Restructuring charges	—	—	208	—

Income (loss) from operations	4,111	43,706	83,105	94,878
Other income (expense), net	99	336	779	(334)
Interest expense	(3,442)	(66,067)	(71,220)	(72,665)

Income (loss) before income taxes	768	(22,025)	12,664	21,879
Income tax expense (benefit)	312	(8,776)	8,687	8,759

Net income (loss)	$456	$(13,249)	$3,977	$13,120

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF MEMBER’S EQUITY

					Accumulated
	Member		Member	Accumulated	Other	Total
			Contributions/	Net Income	Comprehensive	Member’s
	Units	Amount	Distributions	(Loss)	Income	Equity

	(In thousands of dollars)
Balances at December 31, 2000 (Predecessor Company) (As Restated)	1,000	$1	$187,225	$13,744	$—	$200,970
Cumulative effect upon adoption of SFAS No. 133	—	—	—	—	500	500
Impact of SFAS No. 133 for the year ending December 31, 2001	—	—	—	—	(500)	(500)
Net income	—	—	—	13,120	—	13,120

Comprehensive income for 2001						13,120
Contribution from member	—	—	5,051	—	—	5,051

Balances at December 31, 2001 (Predecessor Company) (As Restated)	1,000	1	192,276	26,864	—	219,141
Net income and comprehensive income	—	—	—	3,977	—	3,977
Contribution from member	—	—	47,594	—	—	47,594

Balances at December 31, 2002 (Predecessor Company) (As Restated)	1,000	1	239,870	30,841	—	270,712
Net loss and comprehensive loss	—	—	—	(13,249)	—	(13,249)
Contribution from member	—	—	88,999	—	—	88,999
Balances at December 5, 2003 (Predecessor Company)	1,000	1	328,869	17,592	—	346,462

Push down accounting adjustment	—	—	(311,687)	(17,592)	—	(329,279)
Balances at December 6, 2003 (Reorganized Company)	1,000	1	17,182	—	—	17,183

Contribution from member	—	—	632,440	—	—	632,440
Net income and comprehensive income	—	—	—	456	—	456

Balances at December 31, 2003 (Reorganized Company)	1,000	$1	$649,622	$456	$—	$650,079

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

STATEMENTS OF CASH FLOWS

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

			(As Restated)	(As Restated)

	(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$456	$(13,249)	$3,977	$13,120
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	2,452	28,916	29,671	27,211
Deferred income taxes	312	(8,776)	8,687	8,759
Restructuring and impairment charges	—	9,141	50	—
Amortization of debt issuance costs	—	399	441	427
Amortization of out-of-market power contracts	(2,199)	—	—	—
Changes in assets and liabilities
Accounts receivable	673	8,788	(2,736)	9,291
Inventory	5,325	16,689	(11,408)	(27,772)
Prepayments and other current assets	1,413	(5,074)	(559)	(838)
Accounts payable	(4,113)	983	(12,869)	9,819
Accounts payable and receivable — affiliates, net	2,857	(66,227)	76,360	(54,896)
Accrued interest — affiliates	(15,296)	(40,117)	34,960	(844)
Other current liabilities	(14,216)	14,123	1,505	4,895
Other assets and liabilities	(164)	7,752	344	286

Net cash (used in) provided by operating activities	(22,500)	(46,652)	128,423	(10,542)

Cash flows from investing activities
Capital expenditures	(329)	(8,057)	(12,231)	(8,866)
Decrease (increase) in note receivable	916	1,500	(3,000)	—
Increase in trust funds	—	(192)	—	—
Decrease (increase) in restricted cash	133,694	(24,457)	(109,336)	—

Net cash provided by (used in) investing activities	134,281	(31,206)	(124,567)	(8,866)

Cash flows from financing activities
Contributions by members	632,440	88,999	47,594	5,051
Net proceeds/payments on revolver	—	—	(40,000)	40,000
Payment of note payable — affiliate	(750,750)	—	(12,750)	(25,250)
Checks in excess of cash	—	—	(1,908)	—
Debt issuance costs	—	—	—	(331)

Net cash (used in) provided by financing activities	(118,310)	88,999	(7,064)	19,470

Net change in cash and cash equivalents	(6,529)	11,141	(3,208)	62
Cash and cash equivalents
Beginning of period	11,141	—	3,208	3,146

End of period	$4,612	$11,141	$—	$3,208

Supplemental disclosures of cash flow information
Cash paid for interest	$29,999	$105,785	$36,260	$73,035

The accompanying notes are an integral part of these financial statements.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS

1.     Organization

      Louisiana Generating LLC (“Louisiana Generating” or the “Company”) is an indirect wholly owned subsidiary of NRG Energy, Inc. (“NRG Energy”). NRG South Central LLC (“South Central”) owns 100% of the Company. South Central’s members are NRG Central U.S. LLC (“NRG Central”) and South Central Generation Holding LLC (“South Central Generation”). NRG Central and South Central Generation are directly held wholly owned subsidiaries of NRG Energy, each of which owns a 50% interest in South Central.

      The Company was formed for the purpose of acquiring, owning, operating and maintaining the electric generating facilities acquired from Cajun Electric Power Cooperative, Inc. (“Cajun Electric”). Pursuant to a competitive bidding process, following the Chapter 11 bankruptcy proceeding of Cajun Electric, Louisiana Generating acquired the non-nuclear electric power generating assets of Cajun Electric.

Recent Developments

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. The Company was included in the Chapter 11 filing. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. Two plans of reorganization were filed in connection with the restructuring efforts. The first, filed on May 14, 2003, and referred to as NRG Energy’s Plan of Reorganization, relates to NRG Energy and the other NRG Energy plan debtors. The second plan, relating to the Company, the NRG Northeast Generating LLC subsidiaries and the other South Central subsidiaries, referred to as the Northeast/ South Central Plan of Reorganization, was filed on September 17, 2003. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. On November 25, 2003, the bankruptcy court issued an order confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start accounting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start accounting was applied to the Company on a push down accounting basis with the financial statement impact recorded as an adjustment to the December 6, 2003, member’s equity in the amount of $329.3 million.

NRG Energy’s Plan of Reorganization

      NRG Energy’s Plan of Reorganization is the result of several months of intense negotiations among NRG Energy, Xcel Energy, Inc. (“Xcel Energy”) and the two principal committees representing NRG Energy creditor groups, referred to as the Global Steering Committee and the Noteholder Committee. A principal component of NRG Energy’s Plan of Reorganization is a settlement with Xcel Energy in which Xcel Energy agreed to make a contribution consisting of cash (and, under certain circumstances, its stock) in the aggregate amount of up to $640 million to be paid in three separate installments following the effective date of NRG Energy’s Plan of Reorganization. The Xcel Energy settlement agreement resolves any and all claims existing between Xcel Energy and NRG Energy and/or its creditors and, in exchange for the Xcel Energy contribution, Xcel Energy is receiving a complete release of claims from NRG Energy and its creditors, except for a limited number of creditors who have preserved their claims as set forth in the confirmation order entered on November 24, 2003.

Northeast/South Central Plan of Reorganization

      The Northeast/ South Central Plan of Reorganization was proposed on September 17, 2003 after necessary financing commitments were secured. On November 25, 2003, the bankruptcy court issued an order

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

confirming the Northeast/ South Central Plan of Reorganization and the plan became effective on December 23, 2003. In connection with the order confirming the Northeast/ South Central Plan of Reorganization, the court entered a separate order which provides that the allowed amount of the bondholders’ claims shall equal in the aggregate the sum of (i) $1.3 billion plus (ii) any accrued and unpaid interest at the applicable contract rates through the date of payment to the indenture trustee plus (iii) the reasonable fees, costs or expenses of the collateral agent and indenture trustee (other than reasonable professional fees incurred from October 1, 2003) plus (iv) $19.6 million, ratably, for each holder of bonds based upon the current outstanding principal amount of the bonds and irrespective of (a) the date of maturity of the bonds, (b) the interest rate applicable to such bonds and (c) the issuer of the bonds.

      The creditors of Northeast and South Central subsidiaries were unimpaired by the Northeast/ South Central Plan of Reorganization. The creditors holding allowed general secured claims were paid in cash, in full on the effective date of the Northeast/ South Central Plan of Reorganization. Holders of allowed unsecured claims will receive or have received either (i) cash equal to the unpaid portion of their allowed unsecured claim, (ii) treatment that leaves unaltered the legal, equitable and contractual rights to which such unsecured claim entitles the holder of such claim, (iii) treatment that otherwise renders such unsecured claim unimpaired pursuant to section 1124 of the bankruptcy code or (iv) such other, less favorable treatment that is confirmed in writing as being acceptable to such holder and to the applicable debtor.

2.	Summary of Significant Accounting Policies

NRG Energy Fresh Start Reporting/Push Down Accounting

      In accordance with SOP 90-7, certain companies qualify for fresh start (“Fresh Start”) reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from Chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting and applied push down accounting to its various subsidiary operations including the Company. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

      Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion, which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 created a new reporting entity having no retained earnings or accumulated deficit.

      As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from its core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, or “DCF,” valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

      In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. NRG Energy’s Plan of Reorganization provided for the issuance of 100,000,000 shares of NRG Energy common stock to the various creditors resulting in a calculated price per share of $24.04. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

      The application of SOP 90-7 and push down accounting resulted in the creation of a new reporting entity for the Company. Consequently, the financial statements of the Reorganized Company and the Predecessor Company are separated by a black line to distinguish that the assets, liabilities and member’s equity as well as the results of operations are not comparable between periods. Under the requirements of push down accounting, the Company has adjusted its assets and liabilities to their estimated fair values as of December 5, 2003. The impact of push down accounting resulted in the reduction of member’s equity for the Company in the amount of $329.3 million.

      Between May 14, 2003 and December 23, 2003, the Company operated as a debtor in possession under the supervision of the bankruptcy court. The financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of SOP 90-7.

      For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. As previously stated, the Company emerged from bankruptcy on December 23, 2003. The accompanying financial statements reflect the impact of NRG Energy’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting
The Company’s operations, January 1, 2001 - December 31, 2001
The Company’s operations, January 1, 2002 - December 31, 2002
The Company’s operations, January 1, 2003 - December 5, 2003
“Reorganized Company”	The Company, post push down accounting
The Company’s operations, December 6, 2003 - December 31, 2003

      The bankruptcy court in its confirmation order approved NRG Energy’s Plan of Reorganization on November 24, 2003, and subsequently approved the Company’s Plan of Reorganization on December 23, 2002. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. Management believes this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

      Cash and cash equivalents include highly liquid investments with a maturity of three months or less at the time of purchase.

Restricted Cash

      Restricted cash consists primarily of funds held in trust accounts to satisfy the requirements of certain debt agreements. The restricted cash balance was $0.1 million, $133.8 million and $109.3 million at December 31, 2003, December 6, 2003 and December 31, 2002, respectively.

Inventory

      Inventory consists principally of coal, spare parts and fuel oil and is valued at the lower of weighted average cost or market.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. At December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with push down accounting. A new cost basis was established with those adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the asset. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.

Asset Impairments

      Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews were performed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values may be determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

Debt Issuance Costs

      Debt issuance costs consist of legal and other costs incurred to obtain debt financing. These costs, which were written off as part of push down accounting (see Note 3), were capitalized and amortized as interest expense on a basis which approximates the effective interest method over the terms of the related debt.

Intangible Assets

      Intangible assets represent contractual rights held by the Company. Intangible assets are amortized over their economic useful life and reviewed for impairment on a periodic basis.

      Intangible assets consist primarily of the fair value of power sales agreements and emission allowances. The amounts related to the power sales agreements will be amortized as a reduction to revenue over the terms and conditions of each contract. Emission allowance related amounts will be amortized as additional fuel expense based upon the actual level of emissions from the respective plant through 2023.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Effective January 1, 2002, the Company implemented SFAS No. 142, Goodwill and Other Intangible Assets. Pursuant to SFAS No. 142, goodwill is not amortized but is subject to periodic testing. At December 31, 2003, December 6, 2003 and December 31, 2002, the Company had no goodwill recorded in the financial statements.

Burdensome Contracts

      As part of push down accounting, the Company recognized liabilities for executory contracts (power sales agreements) related to the sale of electric capacity and energy in future periods, where the fair value was determined to be significantly burdensome as compared to market expectations. These liabilities represent the out-of-market portion of the executory contracts and are not an indication of the entire fair value of the contracts. Therefore, the liability is being amortized as an increase to revenue over the terms and conditions of each underlying contract.

Revenue Recognition

      Revenues from the sale of electricity are recorded based upon the output delivered and capacity provided at rates specified under contract terms or prevailing market rates. Under fixed-price contracts, revenues are recognized as products or services are delivered. Revenues and related costs under cost reimbursable contract provisions are recorded as costs are incurred. Capacity and ancillary revenue is recognized when contractually earned. Disputed revenues are not recorded in the financial statements until disputes are resolved and collection is assured.

Power Marketing Activities

      The Company has entered into an agency agreement with a marketing affiliate for the sale of energy, capacity and ancillary services produced and for the procurement and management of emission credit allowances, which enables the affiliate to engage in forward sales and hedging transactions to manage the Company’s electricity price exposure. Net gains or losses on hedges by the marketing affiliate, which are physically settled, are recognized in the same manner as the hedged item. The Company receives the net transaction price on all contracts that are physically settled by its marketing affiliate.

Income Taxes

      The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level. However, a provision for separate company federal and state income taxes has been reflected in the accompanying financial statements (see Note 20 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable amounts resulting from the tax provision are reflected as a contribution by member in the statement of member’s equity and the balance sheet.

      Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

Concentrations of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable and notes receivable. Cash accounts are generally held in federally

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

insured banks. Accounts receivable and notes receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables are generally not collateralized; however, the Company believes the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base.

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, receivables, accounts payables, and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt is estimated based on quoted market prices and similar instruments with equivalent credit quality.

Use of Estimates in Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determinable), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

Reclassifications

      Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income or total member’s equity as previously reported.

3.	Emergence from Bankruptcy and Fresh Start Reporting

      In accordance with the requirements of push down accounting, the Company’s fair value of $17.2 million was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets and contracts.

      The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

      Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s balance sheets, statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are not comparable in certain respects to the financial statements prior to the application of push down accounting. A black line has been drawn on the accompanying financial statements to separate and distinguish between the Reorganized Company and the

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Predecessor Company. The effects of the push down accounting adjustments on the Company’s balance sheet as of December 5, 2003, were as follows:

	Predecessor			Reorganized
	Company			Company

	December 5,	Push Down		December 6,
	2003	Adjustments		2003

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$11,141	$—		$11,141
Restricted cash	133,793	—		133,793
Accounts receivable	37,301	411	(A)	37,712
Accounts receivable — affiliates	6,669	—		6,669
Notes receivable — current	1,500	—		1,500
Inventory	46,705	(7,303	)(B)	39,402
Current deferred income taxes	118	(118	)(C)	—
Prepayments and other current assets	8,001	—		8,001

Total current assets	245,228	(7,010)		238,218
Property, plant and equipment, net	938,963	(73,744	)(D)	865,219
Intangible assets	1,605	120,036	(E)	121,641
Decommissioning fund investments	4,809	—		4,809
Other assets	663	—		663

Total assets	$1,191,268	$39,282		$1,230,550

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Current portion of long-term debt payable to affiliate	$750,750	$—		$750,750
Accounts payable	14,543	—		14,543
Accrued interest — affiliates	15,296	—		15,296
Other current liabilities	29,273	3,376	(A)	32,649

Total current liabilities	809,862	3,376		813,238
Burdensome contracts	—	390,510	(E)	390,510
Deferred income taxes	29,120	(29,120	)(C)	—
Other long-term obligations	5,824	3,795	(A)	9,619

Total liabilities	844,806	368,561		1,213,367

Member’s equity
Member’s contributions	328,870	(311,687)		17,183
Accumulated net income	17,592	(17,592)		—

Total member’s equity	346,462	(329,279	)(F)	17,183

Total liabilities and member’s equity	$1,191,268	$39,282		$1,230,550

(A)	Miscellaneous adjustments and reclasses resulting from the Company’s bankruptcy settlement. This includes Revaluation of Asset Retirement Obligations (“ARO”) of $1.7 million and a $5.7 million

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

adjustment to post-retirement and other benefit obligations in order to reflect the accumulated benefit obligation liability based on independent actuarial reports.

(B)	Accounting policy change upon adoption of push down accounting. Consumables are no longer included as inventory and are expensed as incurred.

(C)	Reflects the adjustment to deferred income tax assets and liabilities due to push down accounting.

(D)	Result of allocating the equity value in conformity with the purchase method of accounting for business combinations. These allocations were based on valuations obtained from independent appraisers.

(E)	Reflects management’s estimate, with the assistance of independent appraisers, of the fair value of power sales agreements and SO2 emission credits. Management identified certain power sales agreements that were either significantly valuable or significantly burdensome as compared to our market expectations.

(F)	The change in member’s equity reflects the fair value adjustments resulting from NRG Energy’s Fresh Start accounting procedures.

4.	Other Charges

      Restructuring charges, and reorganization items included in operating costs and expenses in the statements of operations include the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Year
	2003 to	2003 to	Ended
	December 31,	December 5,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Reorganization items	$104	$20,241	$—
Restructuring charges	—	—	208

	$104	$20,241	$208

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Reorganization Items

      In connection with the confirmation of the Northeast/ South Central Plan of Reorganization, the debt held by the Company became an allowable claim. As a result, the Company incurred a charge of approximately $9.1 million to write-off related debt issuance costs as well as incurring a pre-payment charge of approximately $11.3 million for the anticipated refinancing transaction completed with the emergence from bankruptcy of the Company. Both items were expensed in November 2003, as they were determined to be an allowed claim at that time.

	Reorganized	Predecessor
	Company	Company

	For the	For the
	Period from	Period from
	December 6,	January 1,
	2003 to	2003 to
	December 31,	December 5,
	2003	2003

	(In thousands of dollars)
Reorganization items
Legal and advisor fees related to bankruptcy	$104	$615
Deferred financing costs	—	9,141
Pre-payment charge	—	11,261
Interest earned on accumulated cash	—	(776)

Total reorganization items	$104	$20,241

Restructuring Charges

      The Company incurred $208,000 in 2002 of severance costs associated with the combining of various functions and restructuring costs consisting of advisor fees. These costs were recorded as restructuring charges in the statements of operations.

5.	Inventory

      Inventory, which is valued at the lower of weighted average cost or market, consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Coal	$26,108	$31,342	$48,001
Spare parts	7,186	7,220	14,553
Fuel oil	783	840	840

Total inventory	$34,077	$39,402	$63,394

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment

      The major classes of property, plant and equipment were as follows:

				Predecessor
	Average	Reorganized Company		Company
	Remaining
	Useful	December 31,	December 6,	December 31,	Depreciable
	Life	2003	2003	2002	Lives

	(In thousands of dollars)
Land		$20,142	$20,142	$3,733
Facilities, machinery and equipment	17 years	845,077	845,077	1,030,747	1-35 years
Office furnishings and equipment	3 years	—	—	4,109	1-5 years
Construction in progress		329	—	988
Accumulated depreciation		(2,452)	—	(75,357)

Property, plant and equipment, net		$863,096	$865,219	$964,220

7.	Asset Retirement Obligation

      Effective January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

      The Company identified certain retirement obligations within its operations. These asset retirement obligations are related primarily to the future dismantlement of equipment on leased property and environment obligations related to ash disposal site closures. The Company also identified similar other asset retirement obligations that could not be calculated because the assets associated with the retirement obligations were determined to have an indeterminate life. The adoption of SFAS No. 143 resulted in recording a $0.2 million increase to property, plant and equipment and a $0.3 million increase to other long-term obligations. The cumulative effect of adopting SFAS No. 143 was recorded as a $21,000 increase to depreciation expense and a $0.1 million increase to operating costs in the period from January 1, 2003 to December 5, 2003, as the Company considered the cumulative effect to be immaterial.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following represents the balances of the asset retirement obligation as of January 1, 2003, and the additions and accretion of the asset retirement obligation for the period from January 1, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003, which is included in other long-term obligations in the balance sheet. As a result of applying push down accounting, the Company revalued the asset retirement obligations on December 5, 2003. The Company recorded an additional asset retirement obligation of $1.7 million in connection with push down accounting. This amount results from a change in the discount rate used between the date of adoption and December 5, 2003, equal to 500 to 600 basis points.

	Predecessor Company

			Accretion
	Beginning		for Period	Adjustment	Ending
	Balance		Ended	for Fresh	Balance
	January 1,	Liabilities	December 5,	Start	December 5,
	2003	Incurred	2003	Reporting	2003

	(In thousands of dollars)
Asset retirement obligations	$291	$—	$42	$1,718	$2,051

	Reorganized Company

		Accretion for
		Period
	Beginning	December 6	Ending
	Balance	to	Balance
	December 6,	December 31,	December 31,
	2003	2003	2003

	(In thousands of dollars)
Asset retirement obligations	$2,051	$12	$2,063

      The following represents the pro-forma effect on the Company’s net income for the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, as if the Company had adopted SFAS No. 143 as of January 1, 2001:

	Predecessor Company

	For the
	Period from
	January 1,	For the Years Ended
	2003 to	December 31,
	December 5,
	2003	2002	2001

		(As Restated)	(As Restated)

	(In thousands of dollars)
Net (loss) income as reported	$(13,249)	$3,977	$13,120
Pro forma adjustment to reflect retroactive adoption of SFAS No. 143	70	(28)	(42)

Pro forma net (loss) income after taxes	$(13,179)	$3,949	$13,078

      On a pro forma basis, an asset retirement obligation of $0.3 million and $0.3 million would have been recorded as an other long-term obligation at January 1, 2002 and December 31, 2002, respectively, based on similar assumptions used to determine the amounts on the balance sheet at December 6, 2003 and December 31, 2003.

8.	Intangible Assets

      During the first quarter of 2002, the Company adopted SFAS No. 142, Goodwill and other Intangible Assets, which requires new accounting for intangible assets, including goodwill. Intangible assets with finite lives will be amortized over their economic useful lives and periodically reviewed for impairment. Goodwill will no longer be amortized, but will be tested for impairment annually and on an interim basis if an event occurs or a circumstance changes between annual tests that may reduce the fair value of a reporting unit below

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

its carrying value. The Company did not recognize any asset impairments as a result of adopting SFAS No. 142. Upon the application of push down accounting, the Company established certain contract based intangibles, which will be amortized over their respective contractual lives.

Reorganized Company

      The Company had intangible assets with a net carrying value of $120.9 million and $121.6 million at December 31, 2003 and December 6, 2003, respectively. The power sales agreement amounts will be amortized as a reduction to revenue over the terms and conditions of each contract. The remaining amortization period is four years for the power sales agreements. Emission allowances will be amortized as additional fuel expense based upon the actual level of emissions from the respective plants through 2023. No amortization was recorded during the period from December 6, 2003 to December 31, 2003, as this balance includes only emission allowances for 2004 and beyond. All emission allowances for 2003 were used prior to December 5, 2003. The amortization expense for the period from December 6, 2003 to December 31, 2003, was $0.8 million related to power sales agreements. The annual aggregate amortization expense for each of the five succeeding years is expected to approximate $12.6 million in years one through four, and $5.7 million in year five for both the power sales agreements and emission allowances. Intangible assets in the Reorganized Company consisted of the following:

	Reorganized Company

	December 31, 2003		December 6, 2003

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

	(In thousands of dollars)
Intangible assets
Power sales agreements	$27,800	$787	$27,800	$—
Emission allowances	93,841	—	93,841	—

Total intangible assets	$121,641	$787	$121,641	$—

Predecessor Company

      At December 31, 2002, the Company had intangible assets of $1.7 million. For the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, the Company recorded approximately $0, $123,000 and $78,000 of amortization expense, respectively. The net amount of the intangible assets was transferred to fixed assets as part of Fresh Start reporting.

9.	Long-Term Debt

      On March 30, 2000, South Central issued $800 million of senior secured bonds in two traunches. The first traunche was for $500 million with a coupon of 8.962% and a maturity of 2016. The second traunch was for $300 million with a coupon of 9.479% and a maturity of 2024. Interest on the bonds is payable in arrears on each March 15 and September 15. Principal payments are due semi-annually on each March 15 and September 15 with $25,500,000 due in 2002 and 2003, $15,000,000 due in 2004, 2005 and 2006. The remaining $667,500,000 matures between March 15, 2007 and September 15, 2024. The proceeds of the bonds were used to finance the Company’s acquisition of the Cajun Generating facilities on March 31, 2000. Effective March 30, 2000, South Central and the Company entered into a guarantor loan agreement that provides for substantially the same terms and conditions of the bonds.

      On December 13, 2000, South Central commenced an exchange offer of these bonds with registered bonds that contained similar terms and conditions. The exchange offer closed on January 19, 2001, with all bonds being exchanged.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      On September 16, 2002, the Company failed to make approximately $47 million in combined principal and interest payments on the 8.962% Series A-1 senior secured bonds due 2016 and 9.479% Series B-1 senior secured bonds due 2024. The Company had 15 days to make principal and interest payments to the Company’s A-1 and B-1 Series bond holders to avoid an event of default on these bonds. The 15 day grace period to make payment ended October 1, 2002, and the Company did not make the required payments. As a result, the Company was in default on these bonds. On November 21, 2002, the bond trustee, on behalf of bondholders, accelerated the approximately $750 million of debt under the South Central facility, rendering the debt immediately due and payable. In January 2003, the South Central bondholders unilaterally withdrew $35.6 million from a restricted revenue account relating to the September 15, 2002, interest payment and fees. On March 17, 2003, semi-annual principal and interest of approximately $47 million came due. An amount of $34.4 million was withdrawn from a restricted revenue account relating to the interest portion of this payment, and the approximately $12.8 million principal portion was deferred. As a result of the Company’s failure to make the September 16, 2002, principal and interest payment and other default provisions, the entire $750.8 million owed was classified as a current liability at December 6, 2003 and December 31, 2002.

      On December 23, 2003, NRG Energy issued $1.25 billion in Second Priority Notes, due and payable on December 15, 2013. On the same date, NRG Energy also entered into a new credit facility for up to $1.45 billion. Proceeds of the December 23, 2003, Second Priority Note issuance and the new credit facility were used among other things, for repayment of secured debt held by the Company. The Company used proceeds of $632.1 million from a capital contribution from NRG Energy and cash on hand to pay the outstanding balance of $750.8 million, along with $15.3 million in accrued interest and $11.3 million in pre-payment charges.

10.	Derivative Instruments and Hedging Activity

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 requires the Company to record all derivatives on the balance sheet at fair value. Changes in the fair value of nonhedge derivatives will be immediately recognized in earnings. The criteria used to determine if hedge accounting treatment is appropriate are (a) the designation of the hedge to an underlying exposure, (b) whether or not the overall risk is being reduced and (c) if there is high degree of correlation between the value of the derivative instrument and the underlying obligation. Formal documentation of the hedging relationship, the nature of the underlying risk, the risk management objective, and the means by which effectiveness will be assessed is created at the inception of the hedge. Changes in fair values of derivatives accounted for as hedges will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of other accumulated comprehensive income, or “OCI,” until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative instrument’s change in fair value will be immediately recognized in earnings. The Company also formally assesses both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item. This assessment includes all components of each derivative’s gain or loss unless otherwise noted. When it is determined that a derivative ceases to be a highly effective hedge, hedge accounting is discontinued.

      SFAS No. 133 applies to South Central’s energy and energy related commodities financial instruments, long-term power sales contracts and long-term fuel purchase contracts used to mitigate variability in earnings due to fluctuations in spot market prices, hedge fuel requirements at generation facilities and protect investment in fuel inventories. The Company does not enter into long-term power sales contracts, long-term fuel purchase contracts, or other derivative instruments. However, the Company does enter into long-term contracts that are exempt from SFAS No. 133. Derivative activities are conducted by an affiliate of South Central and are not recorded by the Company.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

11.	Financial Instruments

      The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company				Predecessor Company

	December 31, 2003		December 6, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value

	(In thousands of dollars)
Cash	$4,612	$4,612	$11,141	$11,141	$—	$—
Restricted cash	99	99	133,793	133,793	109,336	109,336
Notes receivable	584	584	1,500	1,500	3,000	3,000
Decommissioning funds	4,809	4,809	4,809	4,809	4,617	4,617
Current portion of long-term assets	—	—	750,750	750,750	750,750	525,525

      For cash and cash equivalents and restricted cash, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable approximates carrying value as the underlying instruments bear a variable market interest rate. The fair value of long-term debt is estimated based on the quoted market prices for similar issues. Decommissioning fund investments are comprised of various debt securities of the United States of America and are carried at amortized cost, which approximates their fair value.

12.	Related Party Transactions

      The Company has a power sales and agency agreement with NRG Power Marketing Inc., (“NRG Power Marketing”) a wholly owned subsidiary of NRG Energy. The agreement is effective until December 31, 2030. Under the agreement, NRG Power Marketing will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to by the Company, (ii) procure and provide to the Company all fuel required to operate its facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by the Company. In addition, NRG Power Marketing will have the exclusive right and obligation to direct the power output from the facilities.

      Under the agreement, NRG Power Marketing pays to the Company gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g. transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

      The Company has an operation and maintenance agreement with NRG Operating Services, Inc. (“NRG Operating Services”), a wholly owned subsidiary of NRG Energy. The agreement is perpetual in term until terminated in writing by the Company or until earlier terminated upon an event of default. Under the agreement, at the request of the Company, NRG Operating Services manages, oversees and supplements the operation and maintenance of the Cajun facilities.

      During the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, the Company incurred no operating costs from NRG Operating Services.

      The Company and South Central each entered into an agreement with NRG Energy for corporate support and services. The agreement is perpetual in term until terminated in writing by the Company or South Central or until earlier terminated upon an event of default. Under the agreement, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs. These costs are reflected in general and administrative expenses in the statements of operations.

      During the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, the Company incurred approximately $1.2 million, $3.2 million, $0.2 million and $0.6 million, respectively, for corporate support and services.

      At December 31, 2003, December 6, 2003 and December 31, 2002, the Company had an accounts payable — affiliates balance of approximately $0, $0 and $59.6 million and an accounts receivable — affiliates balance of $3.8 million, $6.7 million and $0, respectively. The affiliate payable amounts consisted primarily of a payable to NRG Energy for development costs incurred related to the acquisition of the Cajun Facilities and other expenses paid on the Company’s behalf as described in the paragraphs above. The affiliates receivable amounts consisted primarily of net receipts due from NRG Power Marketing.

      During 2002, Louisiana Generating sold 50% of its interest in a natural gas line to its affiliate Big Cajun I Peakers at a gain of $0.4 million.

13.	Benefits Disclosures

      The Company retained a number of the administrative and operating personnel of Cajun Electric upon acquisition of Cajun Electric’s generating facilities. Prior to March 31, 2000, these employees were participants in the National Rural Electric Cooperative Association’s Retirement and Security Program, a master multiple-employer defined benefit plan. Effective March 31, 2000, the Cooperative’s defined benefit and 401(k) plans were terminated and no ongoing pension obligation was assumed by the Company or NRG Energy. The Company sponsors a cash balance pension plan arrangement whereby the employees are entitled to a pension benefit of approximately 7% of total payroll. The employees are also eligible to participate in a 401(k) plan that provides for the matching of specified amounts of employee contributions to the plan.

      For the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the years ended December 31, 2002 and 2001, the Company recorded approximately $0.14 million, $0.64 million, $0.36 million and $0.26 million of pension expense and approximately $28,000, $0.4 million, $0.7 million and $0.5 million, respectively, of 401(k) matching funds.

14.	Sales to Significant Customers

      For the period from December 6, 2003 to December 31, 2003, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.8% and 16.6%, respectively of the Company’s total revenues. For the period from January 1, 2003 to December 5, 2003, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 18.3% and 17.5%, respectively of the Company’s total revenues. For the year ended December 31, 2002, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.8% and 15.9%, respectively of the Company’s total revenues. For the year ended December 31, 2001, sales to two customers, Southwest Louisiana Electric Membership Corporation and Dixie Electric Membership Corporation, accounted for 16.4% and 15.7%, respectively of the Company’s total revenues. During March 2000, the Company entered into certain power sales agreements with 11 distribution cooperatives that were customers of Cajun Electric prior to the acquisition of the Cajun Facilities. The initial terms of these agreements provide for the sale of energy, capacity and ancillary services for periods ranging from 4 to 25 years. In addition, the Company assumed Cajun Electric’s obligations under four long-term power supply agreements. The terms of these agreements range from 10 to 26 years. These power sales agreements accounted for the 82.7%, 85.0%, 80.2% and 78.4%, respectively, of the Company’s total revenues during the period from December 6, 2003 to

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

December 31, 2003, the period from January 1, 2003 to December 5, 2003, and for the years ended December 31, 2002 and 2001, respectively.

15.	Commitments and Contingencies

Operating Lease Commitments

      The Company leases certain of its equipment under operating leases expiring on various dates through 2006. Rental expense under these operating leases was approximately $14,000 and $0.2 million for the period from December 6, 2003 to December 31, 2003 and for the period from January 1, 2003 to December 5, 2003, and $0.2 million and $0.2 million for the years ended December 31, 2002 and 2001, respectively. Future minimum lease commitments under these leases for the years ending after December 31, 2003, are as follows:

(In thousands
of dollars)
2004	$101
2005	31
2006	3

Contractual Commitments

Power Supply Agreements with the Distribution Cooperatives

      During March 2000, the Company entered into certain power supply agreements with 11 distribution cooperatives to provide energy, capacity and transmission services. The agreements are standardized into three types, Form A, B and C. In connection with push down accounting resulting from NRG Energy’s fresh start accounting, certain of the Company’s long-term power supply agreements were determined to be at above or below market rates. As a result, the Company valued these agreements and recognized the fair value of such contracts on the December 6, 2003 balance sheet. The fair value of these contracts that were deemed to be valuable have been included in intangible assets. The fair value of contracts determined to be significantly burdensome were recorded as noncurrent liabilities. The favorable and unfavorable contract valuation amounts will be amortized as a net increase to revenues over the terms and conditions of each contract. These contracts consist primarily of the long-term power sale agreements the Company has with its cooperative customers and certain others. The gross carrying amount of the unfavorable out-of-market power sales agreements at both December 31, 2003 and December 6, 2003, was $390.5 million, respectively. During the period from December 6, 2003 to December 31, 2003, approximately $3.0 million was amortized as an increase to revenues.

Form A Agreements

      Six of the distribution cooperatives entered into Form A power supply agreements. The Form A agreement is an all-requirements power supply agreement which has an initial term of 25 years, commencing on March 31, 2000. After the initial term, the agreement continues on a year-to-year basis, unless terminated by either party giving five years advanced notice.

      Under the Form A power supply agreement, the Company is obligated to supply the distribution cooperative all of the energy and capacity required by the distribution cooperative for service to its retail customers although the distribution cooperative has certain limited rights under which it can purchase energy and capacity from third parties.

      The Company must contract for all transmission service required to serve the distribution cooperative and will pass through the costs of transmission service to the cooperative. The Company is required to supply at its

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

cost, without pass through, control area services and ancillary services which transmission providers are not required to provide.

      The Company owns and maintains the substations and other facilities used to deliver energy and capacity to the distribution cooperative and charges the cooperative a monthly specific delivery facility charge for such facilities any additions to, or new delivery facilities. The initial monthly charge is 1% of the value of all of the distribution cooperative’s specific delivery facilities. The cost of additional investment during the term of the agreement will be added to the initial value of the delivery facilities to calculate the monthly specific delivery facility charge.

      The Company charges the distribution cooperative a demand charge, a fuel charge and a variable operation and maintenance charge. The demand charge consists of two components, a capital rate and a fixed operation and maintenance rate. The distribution cooperatives have an option to choose one of two fuel options, all six have selected the first option which is a fixed fee through 2004 and determined using a formula which is based on gas prices and the cost of delivered coal for the period thereafter. At the end of the fifteenth year of the contract, the cooperatives may switch to the second fuel option. The second fuel option consists of a pass-through of fuel costs, with a guaranteed coal heat rate and purchased energy costs, excluding the demand component in purchased power. From time to time the Company may offer fixed fuel rates which the cooperative may elect to utilize. The variable operation and maintenance charge is fixed through 2004 and escalates at either approximately 3% per annum or in accordance with actual changes in specified indices as selected by the distribution cooperative. Five of the distribution cooperatives elected the fixed escalation provision and one elected the specified indices provision.

Form B Agreements

      One distribution cooperative selected the Form B Power Supply Agreement. The term of the Form B power supply agreement commences on March 31, 2000 and ends on December 31, 2024. The Form B power supply agreement allows the distribution cooperative the right to elect to limit its purchase obligations to “base supply” or also to purchase “supplemental supply.” Base supply is the distribution cooperative’s ratable share of the generating capacity purchased by the Company from Cajun Electric. Supplemental supply is the cooperative’s requirements in excess of the base supply amount. The distribution cooperative which selected the Form B agreement also elected to purchase supplemental supply.

      The Company charges the distribution cooperative a monthly specific delivery facility charge of approximately 1.75% of the depreciated net book value of the specific delivery facilities, including additional investment. The distribution cooperative may assume the right to maintain the specific delivery facilities and reduce the charge to 1.25% of the depreciated net book value of the specific delivery facilities. The Company also charges the distribution cooperative its ratable share of 1.75% of the depreciated book value of common delivery facilities, which include communications, transmission and metering facilities owned by the Company to provide supervisory control and data acquisition, and automatic control for its customers.

      For base supply, the Company charges the distribution cooperative a demand charge, an energy charge and a fuel charge. The demand charge for each contract year is set forth in the agreement and is subject to increase for environmental legislation or occupational safety and health laws enacted after the effective date of the agreement. The Company can increase the demand charge to the extent its cost of providing supplemental supply exceeds $400/ MW. The energy charge is fixed through 2004, and decreased slightly for the remainder of the contract term. The fuel charge is a pass through of fuel and purchased energy costs. The distribution cooperative may elect to be charged based on a guaranteed coal fired heat rate of 10,600 Btu/kWh, and it may also select fixed fuel factors as set forth in the agreement for each year through 2008. The one distribution cooperative which selected this form of agreement elected to utilize the fixed fuel factors. For the years after 2008, the Company will offer additional fixed fuel factors for five-year periods that may be elected. For the

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

years after 2008, the distribution cooperative may also elect to have its charges computed under the pass through provisions with or without the guaranteed coal-fired heat rate.

      At the beginning of year six, the Company will establish a rate fund equal to the ratable share of $18 million. The amount of the fund will be approximately $720,000. This fund will be used to offset the energy costs of the Form B distribution cooperatives which elected the fuel pass through provision of the fuel charge, to the extent the cost of power exceeds $0.04/kWh. Any funds remaining at the end of the term of the power supply agreement will be returned to the Company.

Form C Agreements

      Four distribution cooperatives selected the Form C power supply agreement. The Form C power supply agreement is identical to the Form A power supply agreement, except for the following.

      The term of the Form C power supply agreement was for four years following the closing date of the acquisition of the Cajun Facilities. In October 2003, the Louisiana Public Service Commission approved contract extensions for all four Form C distribution cooperatives for terms of an additional five or ten years.

      The Company will charge the distribution cooperative a demand rate, a variable operation and maintenance charge and a fuel charge. The Company will not offer the distribution cooperatives which select the Form C agreement any new incentive rates, but will continue to honor existing incentive rates. At the end of the term of the agreement, the distribution cooperative is obligated to purchase the specific delivery facilities for a purchase price equal to the depreciated book value.

Other Power Supply Agreements

      The Company assumed Cajun Electric’s rights and obligations under two consecutive long-term power supply agreements with South Western Electric Power Company (“SWEPCO”), one agreement with South Mississippi Electric Power Association (“SMEPA”) and one agreement with Municipal Energy Agency of Mississippi (“MEAM”).

      The SWEPCO Operating Reserves and Off-Peak Power Sale Agreement terminates on December 31, 2007. The agreement requires the Company to supply 100 MW of off-peak energy during certain hours of the day to a maximum of 292,000 MWh per year and an additional 100 MW of operating reserve capacity and the associated energy within ten minutes of a phone request during certain hours to a maximum of 43,800 MWh of operating reserve energy per year. The obligation to purchase the 100 MW of off-peak energy is contingent on the Company’s ability to deliver operating reserve capacity and energy associated with operating reserve capacity. At the Company’s request it will supply up to 100 MW of nonfirm, on peak capacity and associated energy.

      The SWEPCO Operating Reserves Capacity and Energy Power Sale Agreement is effective January 1, 2008 through December 31, 2026. The agreement requires the Company to provide 50 MW of operating reserve capacity within 10 minutes of a phone request. In addition, SWEPCO is granted the right to purchase up to 21,900 MWh/year of operating reserve energy.

      The SMEPA Unit Power Sale Agreement is effective through May 31, 2009, unless terminated following certain regulatory changes, changes in fuel costs or destruction of the Cajun Facilities. The agreement requires the Company to provide 75 MW of capacity and the associated energy from Big Cajun II, Unit 1 and an option for SMEPA to purchase additional capacity and associated energy if the Company determines that it is available, in 10 MW increments, up to a total of 200 MW. SMEPA is required to schedule a minimum of 25 MW plus 37% of any additional capacity that is purchased. The capacity charge is fixed through May 31, 2004, and increases for the period June 1, 2004 through May 31, 2009, including transmission costs to the

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

delivery point and any escalation of expenses. The energy charge is 110% of the incremental fuel cost for Big Cajun II, Unit 1.

      The MEAM Power Sale Agreement is effective through May 31, 2010, with an option for MEAM to extend through September 30, 2015, upon five years advance notice. The agreement requires the Company to provide 20 MW of firm capacity and associated energy with an option for MEAM to increase the capacity purchased to a total of 30 MW upon five years advance notice. The capacity charge is fixed. The operation and maintenance charge is a fixed amount which escalates at 3.5% per year. There is a transmission charge which varies depending upon the delivery point. The price for energy associated with the firm capacity is 110% of the incremental generating cost to the Company and is adjusted to include transmission losses to the delivery point.

Coal Supply Agreement

      The Company has a coal supply agreement with Triton Coal. The coal is primarily sourced from Triton Coal’s Buckskin and North Rochelle mines located in Powder River Basin, Wyoming. The coal supply agreement has an initial term ending March 31, 2005. The agreement is for the full coal requirements of Big Cajun II. The agreement establishes a base price per ton for coal supplied by Triton Coal. The base price is subject to adjustment for changes in the level of taxes or other government fees and charges, variations in the caloric value and sulfur content of the coal shipped, and changes in the price of SO(2) emission allowances. The base price is based on certain annual weighted average quality specifications, subject to suspension and rejection limits.

Coal Transportation Agreement

      The Company entered into a coal transportation agreement with Burlington Northern and Santa Fe Railway and American Commercial Terminal. The term of the agreement is five years from March 31, 2000. This agreement provides for the transportation of all of the coal requirements of Big Cajun II from the mines in Wyoming to Big Cajun II.

Transmission and Interconnection Agreements

      The Company assumed Cajun Electric’s existing transmission agreements with Central Louisiana Electric Company, SWEPCO; and Entergy Services, Inc., acting as agent for Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., and Entergy New Orleans, Inc. The Company also entered into two interconnection and operating agreements with Entergy Gulf States, Inc. on May 1, 2002. The Cajun facilities are connected to the transmission system of Entergy Gulf States, Inc. and power is delivered to the distribution cooperatives at various delivery points on the transmission systems of Entergy Gulf States, Inc., Entergy Louisiana, Inc., Central Louisiana Electric Company and SWEPCO. The Company also assumed from Cajun Electric 20 interchange and sales agreements with utilities and cooperatives, providing access to a 12 state area.

Environmental Matters

      The construction and operation of power projects are subject to stringent environmental and safety protection and land use laws and regulation in the United States. These laws and regulations generally require lengthy and complex processes to obtain licenses, permits and approvals from federal, state and local agencies. If such laws and regulations become more stringent and the Company’s facilities are not exempted from coverage, the Company could be required to make extensive modifications to further reduce potential environmental impacts. Also, the Company could be held responsible under environmental and safety laws for the cleanup of pollutant releases at its facilities or at off-site locations where it has sent wastes.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The Company and its subsidiaries strive to exceed the standards of compliance with applicable environmental and safety regulations. Nonetheless, the Company expects that future liability under or compliance with environmental and safety requirements could have a material effect on its operations or competitive position. It is not possible at this time to determine when or to what extent additional facilities or modifications of existing or planned facilities will be required as a result of possible changes to environmental and safety regulations, regulatory interpretations or enforcement policies. In general, the effect of future laws or regulations is expected to require the addition of pollution control equipment or the imposition of restrictions on the Company’s operations.

      The Company establishes accruals where reasonable estimates of probable environmental and safety liabilities are possible. The Company adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

      Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility, including an electric generating facility, may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at the facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by the party in connection with any releases or threatened releases. These laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances, and courts have interpreted liability under such laws to be strict (without fault) and joint and several. The cost of investigation, remediation or removal of any hazardous or toxic substances or petroleum products could be substantial. The Company has not been named as a potentially responsible party with respect to any off-site waste disposal matter.

      Liabilities associated with closure, post-closure care and monitoring of the ash ponds owned and operated on site at the Big Cajun II Generating Station are addressed through the use of a trust fund maintained by the Company (one of the instruments allowed by the Louisiana Department of Environmental Quality for providing financial assurance for expenses associated with closure and post-closure care of the ponds). The value of the trust fund is approximately $4.8 million at December 31, 2003, and the Company is making annual payments to the fund in the amount of about $116,000. See Note 18.

      The Louisiana Department of Environmental Quality has promulgated State Implementation Plan revisions to bring the Baton Rouge ozone nonattainment area into compliance with National Ambient Air Quality Standards. The Company participated in development of the revisions, which require the reduction of NO(x) emissions at the gas-fired Big Cajun I Power Station and coal-fired Big Cajun II Power Station to 0.1 pounds NO(x) per million Btu heat input and 0.21 pounds NO(x) per million Btu heat input, respectively. This revision of the Louisiana air rules would appear to constitute a change-in-law covered by agreement between the Company and the electric cooperatives allowing the costs of added combustion controls to be passed through to the cooperatives. The capital cost of combustion controls required at the Big Cajun II Generating Station to meet the state’s NOx regulations will total about $10.0 million each for Units 1 & 2. Unit 3 has already made such changes. The capital cost of combustion controls required at the Big Cajun I Generating Station to meet the state’s NO(x) regulations will total about $5 million to $10 million for the Unit 1 & 2 steam boilers.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Legal Issues

United States Environmental Protection Agency Request for Information under Section 114 of the Clean Air Act

      On January 27, 2004, Louisiana Generating, LLC and Big Cajun II received a request for information under Section 114 of the Clean Air Act from the United States Environmental Protection Agency (“EPA”) seeking information primarily relating to physical changes made at Big Cajun II in 1994 and 1995 by the predecessor owner of that facility. Louisiana Generating, LLC and Big Cajun II have been responding to the EPA request in an appropriate manner. At the present time, the Company cannot predict the probable outcome in this matter.

      Two lawsuits are pending in Federal Court involving 39 former employees of Cajun Electric Power Cooperative, Inc. who claim age/race/sex discrimination in failure to hire by the Company. One lawsuit was dismissed on summary judgment and has been appealed. In the remaining lawsuit, we are awaiting the District Court’s ruling on the Company’s motions for summary judgment.

In the Matter of Louisiana Generating, LLC, Adversary Proceeding No. 2002-1095 1-EQ on the Docket of the Louisiana Division of Administrative Law

      During 2000, the Louisiana Department of Environmental Quality (“DEQ”) issued a Part 70 Air Permit modification to the Company to construct and operate two 240 MW natural gas-fired turbines. The Part 70 Air Permit set emissions limits for the criteria air pollutants, including NOx, based on the application of Best Available Control Technology (“BACT”). The BACT limitation for NO(x) was based on the guarantees of the manufacturer, Siemens-Westinghouse. The Company sought an interim emissions limit to allow Siemens-Westinghouse time to install additional control equipment. To establish the interim limit, DEQ issued a Compliance Order and Notice of Potential Penalty, No. AE-CN-02-0022, on September 8, 2002, which is, in part, subject to the referenced administrative hearing. DEQ alleged that Louisiana Generating did not meet its NO(x) emissions limit on certain days, did not conduct all opacity monitoring and did not complete all record keeping and certification requirements. The Company intends to vigorously defend certain claims and any future penalty assessment, while also seeking an amendment of its limit for NO(x). An amended permit application and an amended BACT analysis were submitted to DEQ on February 27, 2004. DEQ is presently reviewing the amended application. In addition, NRG Energy may assert breach of warranty claims against the manufacturer. With respect to the administrative action described above, at this time the Company is unable to predict the eventual outcome of this matter or the potential loss contingencies, if any, to which the Company may be subject.

16.	Regulatory Issues

      The Company’s assets are located within the control areas of the local, regulated, and sometimes vertically integrated, utilities, primarily Entergy Corporation (“Entergy”). The utility performs the scheduling, reserve and reliability functions that are administered by the Independent System Operator (“ISO”) ISOs in certain other regions of the United States and Canada. The Company operates a National Electric Reliability Council (“NERC”) certified control area within the Entergy control area, which is comprised of the Company’s generating assets and its co-op customer loads. Although the reliability functions performed are essentially the same, the primary differences between these markets lie principally in the physical delivery and price discovery mechanisms. In the South Central region, all power sales and purchases are consummated bilaterally between individual counter-parties, and physically delivered either within or across the physical control areas of the transmission owners from the source generator to the sink load. Transacting counter-parties are required to reserve and purchase transmission services from the intervening transmission owners at their Federal Energy Regulatory Commission (“FERC”) approved tariff rates. Included with these transmission services are the reserve and ancillary costs. Energy prices in the South Central region are determining and

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

agreed to in bilateral negotiations between representatives of the transacting counter-parties, using market information gleaned by the individual marketing agents arranging the transactions.

      In the South Central area, including Entergy’s service territory, the present energy market is not a centralized market and does not have an independent system operator as is found in the Northeast markets. The Company presently has long-term all requirements contracts with 11 Louisiana Distribution Cooperatives, and long-term contracts with the Municipal Energy Agency of Mississippi, South Mississippi Electric Power Association and Southwestern Electric Power Company. The Distribution Cooperatives serve approximately 300,000 to 350,000 retail customers.

      On March 31, 2004, Entergy filed with FERC a proposal: to have an independent person monitor the Entergy operation of the transmission system, to review the pricing structure for transmission expansion and to establish a weekly procurement process by which Entergy and other load serving entities could purchase energy. On June 30, 2004, the Company intervened in the case and requested FERC reject the proposal. FERC has not ruled on this request. Also, it is unclear at this time how these recent developments will impact the Company.

17.	Jointly Owned Plant

      On March 31, 2000, the Company acquired a 58% interest in the Big Cajun II, Unit 3 generation plant. Entergy Gulf States, Inc. owns the remaining 42%. Big Cajun II, Unit 3 is operated and maintained by the Company pursuant to a joint ownership participation and operating agreement. Under this agreement, the Company and Entergy Gulf States, Inc. are each entitled to their ownership percentage of the hourly net electrical output of Big Cajun II, Unit 3. All fixed costs are shared in proportion to the ownership interests. Fixed costs include the cost of operating common facilities. All variable costs are borne in proportion to the energy delivered to the owners. The Company’s statements of operations include the Company’s share of all fixed and variable costs of operating the unit.

      The Company’s 58% share of the property, plant and equipment and construction in progress as revalued to fair value upon the application of push down accounting at December 31, 2003 and December 6, 2003, was $183.2 million and $183.2 million, and corresponding accumulated depreciation and amortization was $0.5 million and $0, respectively. The Company’s 58% share of the original cost was $189.0 million and is included in property, plant and equipment and construction in progress at December 31, 2002, the corresponding accumulated depreciation and amortization was $12.3 million.

18.	Decommissioning Fund

      The Company is required by the State of Louisiana Department of Environmental Quality to rehabilitate its Big Cajun II ash and wastewater impoundment areas upon removal from service of the Big Cajun II facilities. On July 1, 1989, a guarantor trust fund (the “Solid Waste Disposal Trust Fund”) was established to accumulate the estimated funds necessary for such purpose. The Company’s predecessor deposited $1.06 million in the Solid Waste Disposal Trust Fund in 1989, and funded $116,000 annually thereafter, based upon an estimated future rehabilitation cost (in 1989 dollars) of approximately $3.5 million and the remaining estimated useful life of the Big Cajun II facilities. Prior to January 1, 2003, cumulative contributions to the Solid Waste Disposal Trust Fund and earnings on the investments therein were accrued as a decommissioning liability. Effective January 1, 2003, the Company adopted SFAS No. 143 and accounts for its decommissioning liability in accordance with that standard. At December 31, 2003, December 6, 2003 and December 31, 2002, the carrying value of the trust fund investments and the related accrued decommissioning liability was approximately $4.8 million, $4.8 million and $4.6 million, respectively. The trust fund investments are comprised of various debt securities of the United States and are carried at amortized cost, which approximates their fair value.

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

19.	Guarantees

      In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The initial recognition and initial measurement provisions of this interpretation were applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements became effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

      In connection with push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of those guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception.

      The Company was a guarantor of the bonds issued on March 30, 2000 to acquire the Cajun Facilities. On December 23, 2003, South Central paid in full the remaining balance of such bonds.

      In addition, the Company is a guarantor under the debt issued by the Company’s ultimate parent, NRG Energy. NRG Energy issued $1.25 billion of 8% Second Priority Notes on December 23, 2003, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

      NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guaranteed on an unconditional basis by each of NRG Energy’s current and future restricted subsidiaries, of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future Parity Lien Debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

      The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/
	Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event

	(In thousands of dollars)
Project/Subsidiary
NRG Energy Second Priority Notes due 2013	$1,753,000	Obligations under credit agreement	2013	Nonperformance

20.	Income Taxes (Restatement)

      The Company is included in the consolidated tax return filings as a wholly owned indirect subsidiary of NRG Energy. Reflected in the financial statements and notes below are separate company federal and state tax provisions as if the Company had prepared separate filings. An income tax provision has been established on the accompanying financial statements as of the earliest period presented in order to reflect income taxes as if the Company filed its own tax return. The Company’s ultimate parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries and prior to January 1, 2003, income taxes were not recorded or allocated to non tax paying entities or entities such as the Company which are treated as disregarded entities for tax purposes. Accordingly, the previously issued financial statements for the years ended December 31, 2002 and 2001, have been restated to include the effects of recording an income tax provision. Because the

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent. The cumulative effect of recording an income tax provision (benefit) and deferred taxes resulted in recording as of December 31, 2000, a net deferred tax liability of $20.4 million and a reduction to member’s equity of $20.4 million.

      The provision (benefit) for income taxes consists of the following:

	Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

	(In thousands of dollars)
Current
Federal	$—	$—	$—	$—
State	—	—	—	—

	—	—	—	—
Deferred
Federal	250	(7,029)	6,958	7,016
State	62	(1,747)	1,729	1,743

	312	(8,776)	8,687	8,759

Total income tax expense (benefit)	$312	$(8,776)	$8,687	$8,759

Effective tax rate	40.6%	10.0%	68.6%	40.1%

      The pre-tax income (loss) was as follows:

Reorganized
	Company	Predecessor Company

	For the	For the
	Period from	Period from
	December 6,	January 1,	For the Years Ended
	2003 to	2003 to	December 31,
	December 31,	December 5,
	2003	2003	2002	2001

(In thousands of dollars)
U.S.	$768	$(22,025)	$12,664	$21,879

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred income tax (assets) liabilities were:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2002

	(In thousands of dollars)
Deferred tax liabilities
Property	$32,769	$31,667	$52,579
Emissions credits	37,810	37,810	—
Development costs	—	—	3,358
Other	99	93	1,737

Total deferred tax liabilities	70,678	69,570	57,674
Deferred tax assets
Deferred compensation, accrued vacation and other reserves	3,371	3,357	916
Development costs	5,660	5,821	—
Difference between book and tax basis out-of-market contracts	148,892	149,776	—
Domestic tax loss carryforwards	41,194	39,538	18,947
Asset retirement obligation	829	825	—
Other	1,902	1,735	—

Total deferred tax assets (before valuation allowance)	201,848	201,052	19,863
Valuation allowance	(131,170)	(131,482)	—

Net deferred tax assets	70,678	69,570	19,863

Net deferred tax liabilities	$—	$—	$37,811

      The net deferred tax (assets) liabilities consists of:

			Predecessor
	Reorganized Company		Company

	December 31,	December 6,	December 31,
	2003	2003	2003

	(In thousands of dollars)
Current deferred tax assets	$—	$—	$(85)
Noncurrent deferred tax liabilities	—	—	37,896

Net deferred tax liabilities	$—	$—	$37,811

LOUISIANA GENERATING LLC

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized
	Company		Predecessor Company

	For the		For the
	Period from		Period from
	December 6,		January 1,		For the Years Ended
	2003 to		2003 to		December 31,
	December 31,		December 5,
	2003		2003		2002		2001

	(In thousands of dollars)
Income (loss) before taxes	$768		$(22,025)		$12,664		$21,879

Tax at 35%	269	35.0%	(7,709)	35.0%	4,432	35.0%	7,658	35.0%
State taxes (net of federal benefit)	40	5.2%	(1,135)	5.2%	1,124	8.9%	1,133	5.2%
Valuation allowance	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Other	3	0.4%	68	(0.3)%	3,131	24.7%	(32)	(0.1)%

Income tax expense (benefit)	$312	40.6%	$(8,776)	39.9%	$8,687	68.6%	$8,759	40.1%

21.	Reorganization Cash Payments and Receipts

Cash Receipts

      During the period from May 14, 2003 to December 5, 2003, the Company received $0.8 million of interest income on cash balances. No such amounts were received during the period from December 6, 2003 to December 31, 2003.

Cash Payments

Professional Fees

      During the period from May 14, 2003 to December 5, 2003 and the period from December 6, 2003 to December 31, 2003, the Company made cash payments for professional fees to financial and legal advisors of $0.6 million and $0.1 million, respectively.

Refinancing Activities

      The Company made cash payments of $750.8 million related to the repayment of debt, including accrued interest of $15.3 million upon the emergence from bankruptcy on December 23, 2003, with proceeds from NRG Energy’s recently completed corporate level refinancing. The Company also made cash payments of $11.3 million for a pre-payment settlement upon the early payment of the debt.

Creditor Payments

      Upon the Company’s emergence from bankruptcy, no cash payments were made to creditors during the period from December 6, 2003 to December 31, 2003.

REPORT OF INDEPENDENT AUDITORS ON

FINANCIAL STATEMENT SCHEDULE

To the Member of

Louisiana Generating LLC:

      Our audits of the financial statements referred to in our report dated March 10, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from January 1, 2003 to December 5, 2003 and for the two years ended December 31, 2002, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

REPORT OF INDEPENDENT AUDITORS ON

FINANCIAL STATEMENT SCHEDULE

To the Member of

Louisiana Generating LLC:

      Our audits of the financial statements referred to in our report dated March 10, 2004, also included an audit of the financial statement schedule listed herein. In our opinion, this financial statement schedule for the period from December 6, 2003 to December 31, 2003 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 10, 2004

LOUISIANA GENERATING LLC

SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

Additions

	Balance at	Charged to			Balance at
	Beginning of	Costs and	Charged to		End of
Description	Period	Expenses	Other	Deductions	Period

(In thousands)
Income tax valuation allowance, deducted from deferred tax assets in the balance sheet:
Predecessor Company
Year ended December 31, 2001	$—	$—	$—	$—	$—
Year ended December 31, 2002	—	—	—	—	—
January 1 - December 5, 2003	—	131,482	—	—	131,482

Reorganized Company
December 6 - December 31, 2003	131,482	—	—	312	131,170